Exhibit 99.1

NEWS RELEASE

Allegheny Technologies Incorporated	Contact:
Corporate Headquarters	Dan L. Greenfield
1000 Six PPG Place	412-394-3004
Pittsburgh, PA 15222-5479 U.S.A. www.ATImetals.com

ATI Announces Sale of Tungsten Materials Business

Pittsburgh, PA, September 16, 2013 – Allegheny Technologies Incorporated (NYSE:ATI) announced today that it has reached an agreement to sell its tungsten materials business to Kennametal Inc. (NYSE:KMT) for $605 million. The transaction, which is subject to customary closing conditions and regulatory approvals, is expected to be completed during the fourth quarter 2013. As a result of this agreement, ATI will report the financial results of the tungsten materials business in discontinued operations pending completion of the transaction.

The tungsten materials business, called ATI Tungsten Materials, is part of ATI’s Engineered Products segment. ATI’s tungsten materials business has approximately 1,175 employees and produces tungsten powder, tungsten heavy alloys, tungsten carbide materials, and carbide cutting tools. For the year ended December 31, 2012, ATI’s tungsten materials business generated total net revenue of $338.6 million, operating profit of $37.2 million, and EBITDA of $45.3 million.

“ATI’s growth opportunities are in our High Performance Metals segment businesses, including precision forgings and titanium investment castings, and in our diversified Flat-Rolled Products segment business,” said Rich Harshman, ATI Chairman, President and Chief Executive Officer. “The sale of our tungsten materials business to Kennametal, a recognized global leader in tungsten-based wear-resistant products, provides ATI with increased financial flexibility and simplifies capital allocation and deployment.

“This sale strengthens our focus on ATI’s core strategic businesses and emphasizes the technical, commercial and operating synergies between our High Performance Metals and Flat-Rolled Products segment businesses.

“We also believe that the acquisition of the tungsten materials business by Kennametal improves the competitive position of this business, resulting in a stronger business for the benefit of customers and employees.”

Goldman, Sachs & Co. acted as sole financial advisor to ATI and K&L Gates LLP is ATI’s legal counsel in connection with the transaction.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which we are unable to predict or control, that may cause our actual results, performance or achievements to materially differ from those expressed or implied in the forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those projected in the forward-looking statements is contained in our filings with the Securities and Exchange Commission. We assume no duty to update our forward-looking statements.

Building the World’s Best Specialty Materials Company™

Allegheny Technologies Incorporated is one of the largest and most diversified specialty metals producers in the world with revenues of approximately $4.6 billion for the twelve months ending June 30, 2013. ATI has approximately 10,900 full-time employees world-wide who use innovative technologies to offer global markets a wide range of specialty metals solutions. Our major markets are aerospace and defense, oil and gas/chemical process industry, electrical energy, medical, automotive, food equipment and appliance, construction and mining, and machine and cutting tools. Our products include titanium and titanium alloys, nickel-based alloys and superalloys, engineered forgings and castings, zirconium, hafnium, and niobium alloys, grain-oriented electrical steel, and stainless and specialty steels. The ATI website is www.ATImetals.com.